Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-133940 of AMC Entertainment, Inc. of our report dated March 27, 2007 relating to the financial statements of National CineMedia, LLC appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 29, 2007